Exhibit 1

Members of Group

Deer IX & Co. Ltd.

Deer IX & Co. LP.

Bessemer Venture Partners IX, L.P.

Bessemer Venture Partners IX Institutional, L.P.

Deer X & Co. Ltd.

Deer X & Co. LP.

Bessemer Venture Partners Century Fund L.P.

Bessemer Venture Partners Century Fund Institutional L.P.